Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Ready Capital Corporation of our report dated February 26, 2021, relating to the consolidated financial statements, the financial statement schedules and the effectiveness of internal control over financial reporting of Anworth Mortgage Asset Corporation and its subsidiaries (the Company), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2020 and incorporated by reference into this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in the Prospectus contained in such Registration Statement.

/s/ RSM US LLP

Los Angeles, California

March 21, 2022